Exhibit 99.6

DIGINEX LIMITED

Nomination and Compensation Committee

Terms of Reference (Charter)

Approved by the Diginex Limited board on 17 September 2024

Contents

1. Definitions	2
2. Purpose	3
3. Committee Membership	3
4. Authority	4
5. Committee Meetings	4
6. Delegation - Compensation	5
7. Responsibilities - Compensation	5
8. Responsibilities - Nomination	7
9. Secretariat	8
10. Other Matters	8

All rights reserved. No part of this Terms of Reference may be reproduced, distributed, or transmitted in any form or by any means, including photocopying, recording, or other electronic or mechanical methods, without the prior written permission of Diginex Limited

This Terms of Reference is for internal use only and may contain sensitive information. It must not be printed and removed from Diginex premises.

This Terms of Reference must not be shared with any external party without the prior permission from the Chief Financial Officer or their appointed representative.

Definitions

Board: The board of directors of Diginex

CEO: Chief Executive Officer of Diginex

Charter, Terms of Reference: Compensation Committee Charter

Committee: Nomination and Compensation Committee

Conflict of Interest, “CoI”: A situation where one or more persons or entities have competing interests and the serving of one interest may involve detriment or disadvantage to another. Conflict of interest occurs when a private interest (including the interest of a Family Member) interferes, or even appears to interfere, with the interests of Diginex Clients or Diginex. A conflict of interest can arise when Staff (or Family Member of Staff) take actions or have interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest also arise when Staff (or a Family Member of Staff) receive improper personal benefits as a result of their position in Diginex,

Diginex Limited, Diginex, “We”, “we”, “Our”, “our”: All companies, including subsidiaries and joint ventures, over which Diginex Limited is able to exercise control, either directly or indirectly, with respect to policies and procedures.

Exchange Act: Securities Exchange Act of 1934

Nasdaq: The Nasdaq Stock Market

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SEC: The US Securities and Exchange Commission. The mission of the SEC is to protect investors; maintain fair, orderly, and efficient markets; and facilitate capital formation.

Staff, “You”, “you”, “Your”, “your”: All Diginex directors, officers, agents, employees, temporary workers, interns, consultants, contractors or any other person who is employed by or otherwise works for or on behalf of Diginex, regardless of the duration of their employment contract or other type of relationship.

Purpose

2.1	The Committee is appointed by the Board to:

(a)	assist the Board in overseeing Diginex’s employee compensation policies and practices, including

(i)	determining and approving the compensation of the CEO and Diginex’s other executive officers; and

(ii)	reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and

(b)	produce the annual report of the Committee required by the rules of the SEC.

2.2	This Charter governs the operations of the Committee of the Board of Diginex.

2.3	The Committee has overall responsibility for, among other matters, considering and making recommendations to the Board on matters relating to the selection and qualification of directors of Diginex and candidates nominated to serve as directors of Diginex, as well as other matters relating to the duties of directors of Diginex, the operation of the Board and corporate governance

2.4	This Charter is effective upon the Company listing on a recognized exchange..

Committee Membership

Composition

(a)	The Committee shall consist of at least three or more members of the Board (as determined from time to time by the Board), each of whom shall meet the listing standards of any exchange or national listing market system upon which Diginex’s securities are listed or quoted for trading and all other applicable laws, in each case as such requirements are interpreted by the Board in its independent judgment.

(b)	Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director or until his or her earlier resignation or removal from the Committee.

(c)	Any member may be removed from the Committee by the Board, with or without cause, at any time.

(d)	Any vacancy on the Committee shall be filled by a majority vote of the Board. No member of the Committee shall be removed except by a simple majority vote of the Board.

(e)	A Committee member may resign from the Committee upon written notice to the Board. Resignation from the Committee does not automatically resign the member from the Board.

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Chair

(a)	The Chair of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board, shall preside at meetings of the Committee and shall have authority to convene meetings, set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by the Board or the Committee.

(b)	If the Board does not so designate a chairperson, the members of the Committee, by a simple majority vote, may designate a chairperson. In the absence of the Chair at a duly convened meeting, the Committee shall select a temporary substitute from among its members to serve as chair of the meeting.

Independence

(a)	Each member of the Committee shall satisfy all applicable listing standards of Nasdaq, including standards specifically applicable to compensation committee members, subject to any exceptions or cure periods that are applicable pursuant to the foregoing requirements.

(b)	Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

Authority

4.1	In discharging its role, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of Diginex, and, subject to the direction of the Board, the Committee is authorized and delegated the authority to act on behalf of the Board with respect to any matter necessary or appropriate to the accomplishment of its purposes.

4.2	The Committee shall have the sole discretion to retain or obtain advice from, oversee and terminate any compensation consultant, legal counsel or other adviser to the Committee and be directly responsible for the appointment, compensation and oversight of any work of such adviser retained by the Committee, and Diginex will provide appropriate funding (as determined by the Committee) for the payment of reasonable compensation to any such adviser.

4.3	Diginex shall provide for appropriate funding, as determined by the Committee, for payment of compensation:

(i)	to a director search firm, compensation consultant, external legal consultant or other advisors employed by the Committee; and

(ii)	for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Committee Meetings

5.1	The Committee shall meet as often as necessary to carry out its responsibilities, which shall be at least quarterly.

5.2	The Committee shall establish its own schedule of meetings. The Chairperson shall preside over meetings of the Committee and may call special meetings in addition to those regularly scheduled.

5.3	Notice of meetings shall be given to all Committee members or may be waived, in the same manner as required for meetings of the Board. Meetings of the Committee may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other.

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5.4	A majority of the members of the Committee shall constitute a quorum for a meeting.

5.5	The Committee shall act on the affirmative vote of a simple majority of members present at a meeting at which a quorum is present.

5.6	Without a meeting, the Committee may act by unanimous written consent of all members.

5.7	The Committee shall otherwise establish its own rules of procedure.

Delegation - Compensation

6.1	The Committee, by resolution approved by a majority of the Committee, may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and Nasdaq.

6.2	In addition, the Committee may, by resolution approved by a majority of the Committee, delegate to management the administration of Diginex’s incentive compensation and equity-based compensation plans, to the extent permitted by law and as may be permitted by such plans and subject to such rules, policies and guidelines (including limits on the aggregate awards that may be made pursuant to such delegation) as the Committee shall approve, provided that, consistent with paragraph 7 below, the Committee shall determine and approve the awards made under such plan to any executive officer and any other member of senior management as the Committee shall designate and shall at least annually review the awards made to such other members of senior management as the Committee shall designate.

Responsibilities - Compensation

7.1	The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes in such manner as the Committee determines is appropriate:

(a)	establish and review the objectives of Diginex’s management compensation programs and its basic compensation policies;

(b)	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives;

(c)	review and approve, subject to such further action of the Board as the Board shall determine, any employment, compensation, benefit or severance agreement with any executive officer;

(d)	evaluate at least annually the performance of the CEO and other executive officers against corporate goals and objectives including the annual performance objectives and, based on this evaluation, determine and approve, subject to such further action of the Board as the Board shall determine, the compensation (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of Diginex and any material perquisites) for the executive officers based on this evaluation;

(e)	determine~~,~~ approve and review at least annually the compensation level (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of Diginex and any material perquisites) for other members of senior management or management of Diginex and other employees and consultants as the Committee or the Board may from time to time determine to be appropriate;

(f)	review, approve and recommend to the Board the adoption of any incentive compensation plan (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of Diginex and any material perquisites) for employees of or consultants to Diginex and any modification of any such plans;

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(g)	administer and review at least annually Diginex’s incentive compensation plans (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of Diginex and any material perquisites) for employees of and consultants to Diginex as provided by the terms of such plans, including authorizing all awards made pursuant to such plans;

(h)	review, approve and recommend to the Board the adoption of any employee retirement plan, and other material employee benefit plan, and any material modification of any such plan;

(i)	review at least annually:

(i)	Diginex’s compensation policies and practices for executives, management employees and employees generally to assess whether such policies and practices could lead to excessive risk taking behaviour and

(ii)	the manner in which any risks arising out of Diginex’s compensation policies and practices are monitored and mitigated and adjustments necessary to address changes in Diginex’s risk profile;

(j)	with respect to any compensation consultant who has been engaged to make determinations or recommendations on the amount or form of executive or director compensation:

(i)	annually, or from time to time as the Committee deems appropriate, assess whether the work of any such compensation consultant (whether retained by the compensation committee or management) has raised any Conflicts of Interest; and

(ii)	review the engagement and the nature of any additional services provided by such compensation consultant to the Committee or to management, as well as all remuneration provided to such consultant;

(k)	annually, or from time to time as the Committee deems appropriate and prior to retention of any advisers to the Committee, assess the independence of compensation consultants, legal and other advisers to the Committee, taking into consideration all relevant factors the Committee deems appropriate to such adviser’s independence, including factors specified in the listing standards of Nasdaq~~;~~

(l)	review and discuss with management the Compensation Discussion and Analysis disclosure required by SEC regulations and determine whether to recommend to the Board, as part of a report of the Committee to the Board, that such disclosure be included in Diginex’s Annual Report on Form 20-F;

(m)	review the form and amount of director compensation at least annually, and make recommendations thereon to the Board;

(n)	oversee and monitor other compensation related policies and practices of Diginex, including:

(i)	Diginex’s stock ownership guidelines for directors and executive officers;

(ii)	compliance by management with rules regarding equity-based compensation plans for employees and consultants pursuant to the terms of such plans, and the guidelines for issuance of awards as the Board or Committee may establish; and

(iii)	Diginex’s recoupment policy and procedures;

(o)	oversee stockholder communications relating to executive compensation and review and make recommendations with respect to stockholder proposals related to compensation matters; and

(p)	report regularly to the Board on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities.

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Responsibilities - Nomination

8.1	In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions.

8.2	The Committee’s primary responsibility is oversight. To carry out such oversight, the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC and any applicable securities exchange, have the authority and responsibilities set forth below.

8.3	These responsibilities are a guide, with the understanding that the Committee will carry them out in a manner that is appropriate given Diginex’s needs and circumstances. In discharging its responsibilities, the Committee shall have full access to any relevant records and personnel of Diginex.

Nomination

(a)	Determine the qualifications, qualities, skills and other expertise required to be a director of Diginex and develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director, which criteria shall include background, knowledge and experience that would assist the Board in furthering the interests of Diginex and its stockholders and such other factors as the Committee may consider, such as industry knowledge and experience, public company experience, government entity or regulatory experience, financial expertise, diversity, current employment and other board memberships (the “Director Criteria”).

(b)	Search for, identify, evaluate and select, or recommend for selection by the Board, candidates to fill new positions or vacancies on the Board consistent with the Director Criteria and review any candidates recommended by stockholders, provided that such stockholder recommendations are made in compliance with Diginex’s bylaws and its stockholder nomination and recommendation policies and procedures.

(c)	Make recommendations to the Board regarding the appointment of directors to serve as members of each committee and as the chairman of each committee.

Oversight of the Board

(a)	Review and make recommendations to the Board regarding the appropriate size, structure, performance, composition, duties, responsibilities and committees of the Board.

(b)	Develop, subject to approval by the Board, a process for an annual performance evaluation of the Board and its committees and oversee the conduct of this annual evaluation to determine whether the Board and its committees are functioning effectively.

(i)	Report the findings of this annual evaluation to the Board and relevant committees.

(ii)	Review and assess the adequacy of the evaluation process on an annual basis.

Corporate Governance Principles

(a)	Oversee, develop and recommend Diginex’s corporate governance practices, guidelines and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in Diginex’s corporate governance framework at least one a year.

(b)	Review Diginex’s proxy statement disclosure regarding Diginex’s director nomination process and other corporate governance matters.

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(c)	Monitor compliance with Diginex’s code of business conduct and ethics (the “Code”), investigate any alleged breach or violation of the Code, enforce the provisions of the Code and review the Code periodically and recommend any changes to the Board.

(d)	Monitor compliance with Diginex’s policy regarding insider trading (the “ITP”), investigate any alleged breach or violation of the ITP, enforce the provisions of the ITP and review the ITP periodically together with securities counsel and recommend any changes to the Board.

Other

(a)	Develop and oversee a Company orientation program for new directors and a continuing education program for current directors, periodically review these programs and update them as necessary. The orientation program will generally include background briefings by the CEO, Chief Financial Officer and other members of senior management, and a visit to Diginex’s facilities. Directors are encouraged to attend director training classes sponsored by independently certified third parties, and Diginex will reimburse directors for the fees and expenses associated with obtaining such training.

(b)	Review and recommend to the Board tenure and retirement policies for independent directors.

(c)	Annually review with the CEO and the Chairperson of the Board or lead independent director of the Board (as applicable) the succession plans for senior management positions including the CEO’s position, reporting its findings and recommendations to the Board.

(d)	Review potential Conflicts of Interest of prospective and current directors and evaluate the independence of directors and director nominees against the independence standards established by the SEC and the securities exchange on which Diginex’s securities are listed, and other applicable laws.

(e)	The Committee also shall undertake such additional activities within the scope of its primary function as the Board or the Committee may from time to time determine or as may otherwise be required by applicable law or regulation, the Board or Diginex’s bylaws or charter.

(f)	Report regularly to the Board with respect to Committee activities.

(g)	The Committee shall annually evaluate its own performance, including its effectiveness and compliance with this charter, and report that it has done so to the Board. and report that it has done so to the Board.

Secretariat

9.1	A Secretariat will be appointed for the Committee who will be responsible for:

(a)	Arranging Committee meetings and circulating the agenda and meeting documentation;

(b)	Minuting the attendance, proceedings and decisions of Committee meetings;

(c)	Circulating the minutes of Committee meetings promptly after each meeting;

(d)	Maintaining all Committee records, including meeting minutes and documentation.

9.2	The Secretariat will be appointed by the Committee in line with the decision-making process detailed in paragraph 5.

Other Matters

10.1	This Charter may be amended in line with the decision-making process detailed in paragraph 5, and subject to Board’s approval.

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